UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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The Ultimate Software Group, Inc.
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This Schedule 14A filing consists of the communication described below relating to the proposed acquisition of The Ultimate Software Group, Inc., a Delaware corporation (“Ultimate Software” or the “Company”) by Unite Parent Corp., a Delaware corporation (“Parent”) and proposed merger of Ultimate Software with Unite Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated February 3, 2019, by and among the Company, Parent and Merger Sub.  Parent is a newly-formed entity that will be owned by an investor group.

The following is an excerpt from the transcript of a live presentation made to certain Ultimate employees, during which the proposed acquisition was discussed. The event was hosted in Miami by Ultimate’s Chief Technology Officer, Adam Rogers, and was first made available on February 20, 2019.

Additional Information and Where to Find It
 This communication relates to the proposed merger involving The Ultimate Software Group, Inc. (“Ultimate” or the “Company”).  In connection with the proposed merger, Ultimate Software will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”).  This communication is not a substitute for the Proxy Statement or any other document that Ultimate Software may file with the SEC or send to its stockholders in connection with the proposed merger.  BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF ULTIMATE SOFTWARE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, and the Company’s website, https://www.ultimatesoftware.com/.  In addition, the documents (when available) may be obtained free of charge by directing a request to Mitch Dauerman by email at mitch_dauerman@ultimatesoftware.com or by calling 954-331-7069.

Participants in the Solicitation
 The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Ultimate Software common stock in respect of the proposed merger.  Information about the directors and executive officers of Ultimate Software is set forth in the proxy statement for the Company’s 2018 annual meeting of stockholders, which was filed with the SEC on April 2, 2018, and in other documents filed by Ultimate Software with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed merger when they become available.

Cautionary Statements Regarding Forward-Looking Information
 Certain statements contained in this communication may constitute “forward-looking statements.”  These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “allow,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance.  These risks, uncertainties and other factors include, but are not limited to, risks related to the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to obtain Ultimate Software stockholder approval of the merger or the failure to satisfy any of the other conditions to the completion of the merger; the effect of the announcement of the merger on the ability of Ultimate Software to retain and hire key personnel and maintain relationships with its clients, providers, partners and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the merger; the ability to meet expectations regarding the timing and completion of the merger; and other factors described in the Company’s Form 10-K for the year ended December 31, 2017, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this communication.  Unless required by law, Ultimate Software undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this communication or to report the occurrence of unanticipated events.

Transcript From PDIS All Team Meeting (Excerpt)
Adam Rogers
February 20, 2019

There was this news that came out a couple of weeks ago that maybe made you question if our strategy had changed. I am going to tell you it has not. You’ve had about two weeks or so to process this. I'll tell you unequivocally, this is a good thing. It's a really good thing. It's going to allow us to continue to focus on building a business that can last.

You know we are normally, and naturally, very transparent about everything, including something like this. I need to read this part: the transaction is subject to stockholder vote and must go through the regulatory procedures. We're excited about sharing the rest of it with you as we get through this process, which will happen, probably in the next sixty days.

This might give you a little different perspective. Hypothetically, let’s say you want to start a company. You have a great idea. So, you have this idea and you think people will really love it. You think people are going to buy it and it is going to make billions of dollars. What is the first thing you have to do? It's going to be to raise money. You raise money from good friends and family.

Then you look at your new checking account for your business and you say this is awesome, I'm never going to need money again. I have everything I need to start this great idea and live happily ever after. What happens next? You run out of money and you have to raise more money. No one ever thinks they are going to need more money. Almost every founder realizes they have to get more money. But that is OK. So now you have more money and more people that you owe and more people that work for you.

Then you think this could really work. People really like the stuff that we're doing and that's great. That's great. But every Friday or every other Friday that rolls around, you think, “Oh my gosh I better have enough money to pay my people”. You have to pay your people, and you think this could be something people really love , but oh, my goodness. Like, I never realized how expensive it was to invest in, you know, R&D, to invest in sales and marketing. And you're like, this could really work if only you had more money.

So now you sit there and go, okay well, now what? One option, which is actually a really good option. If you're at the right phase in your company is to go public. So, what happens when you go public? IPO, initial public offering, gives you cash. All of your aunts, uncles, sisters, brothers, friends who invested in you now have public shares of your company they can track on the ticker, every single day. Everyone's happy, your employees now have stock too. You have this cash that, you know, you can use to grow, because you're probably not making money yet, but you can use that cash. It gives you a long enough runway so you can get to the point where you can feed yourself and you can make money. That's great. And now things are good. Like, life is great. You're growing, and companies in this stage, early stages, grow thirty to forty percent of your top line revenue. So, you're growing thirty or forty percent a year and when you do that, Wall Street loves that.

So, what they do is reward you with a high multiple, which is really just a multiple of something. So, let's just say revenue. So, if you have a million dollars in revenue, and because of your growth, they think you're ten times your revenue. You are a ten-million-dollar value and that's what your stock price reflects. Then it is two hundred million. Then you are worth a billion. And so on. So that's awesome. This is great, but then you do that for about a decade or so, and then you realize, you know, to grow thirty percent from $1M to $1.3M, I just need three hundred thousand dollars in new sales. To go from $1B to $1.3B, you need three hundred million dollars in new sales in one year. It gets really hard.

So what is happening, you see the growth starting to decline and if you can pull off fifteen or eighteen percent growth at that size, it is incredibly impressive, and completely uninteresting to Wall Street. Guess what? Now the reality of Wall Street sets in. If you're not growing at a certain rate, then Wall Street says, well, then you better be making a whole lot of money. So now you're a company and you’re growing at a rate of about 15 percent, 18 percent.

Now every single dollar that I want to go spend, I have to figure out, I’ve got to make a decision. Do I want to spend money on R&D, sales and marketing? Or do I do what Wall Street asked me to do, which is to make more money? Where do I put that next dollar? And it's a hard thing to grapple with and it's really hard when you think about it. Well, I really believe that. Hypothetically, this company has a much longer runway to continue to grow because if you want to do that, your’re a little bit stuck with this balance.

Then you say, okay, there is another option, you can go private. If you can go private, there's two things I believe that are really important. So, first, you have to find someone who has a few billion dollars lying around, which is not an easy find. And you have to buy back all your public shares. Then secondly, ideally find somebody who really believes in your culture, believes in your business and believes in you as a team, so that you can keep running your company, just run it privately.

And that's kind of where we are today. This is what we announced on February 4th. Because if you can do those two things, obviously find the money and then find it with a partner who believes in you and believes in what you can do long term. And that's ideal. That is what we announced on the 4th. We are going to work with a Private Equity firm.

I have been talking to a lot of people about this. People hear private equity, and they get really nervous, right? They are wary of private equity because, historically, private equity companies have looked for really distressed companies that were poorly run. And then they ran, a standard playbook that was basically to spend all the money in sales and take all the expense out of the company.

Maybe they didn't realize that there's a new breed of private equity out there today, called growth equity. And this is what growth equity firms believe. Growth Equity firms invest in well-run, growing businesses with proven business models and solid management teams looking to continue driving the business. They look for businesses just like ours to do this very thing. So it's exciting. It really is. This is the type of partner that we're looking for.

So now you are all getting really quiet and serious. I thought now may be the perfect time to give you a little bit of a view of what will it feel like, what does it feel like to work for a private company versus a public company? And I decided that it's been a long time since I wrote code but I know some of the terms, so I thought I’d do some engineering terms since I have a lot of the “dev” team here.

You will spot that I underlined the engineering terms. So, when you’re public, you have loosely, coupled commitments to thousands of relatively anonymous shareholder. This is just how it is. When you're public, you don't really know who your investors are, you just do stuff and then they vote by buying or selling your stock and so you don't really get…it is loosely coupled. When you are private, you have names, smart reasonable investors that have skin in the game and they share the commitments that you make.  It's that simple.

For the second one, I/O throttling of big bets/ investments to shareholders. This is kind of what I said before, which is, when you don't know who your shareholders are and you are a public company, you have to be careful what you say. You kind of throttle the information you give people as investors. And therefore, when you do something, great, they think you're a genius and when you do something wrong, they think you are an idiot, why would you do that?

Versus when you’re private, there's nothing you can’t say. You can tell your investors anything. Not only that, the private investors are savvy with their networks. They can help in lots of different situations with lots of different decisions and they have a ton of experience that you can lean on and rely on. So you make these big bets together. And that's a great feeling.

Round robin scheduling pressure to create value. All this says that some of my friends, or some of your friends bought at ten dollars a share and they're like, they don't care what happens. And then some of your friends, or family, might have bought at three hundred dollars. They just come in at different times, obviously, they have different views of the world. In private equity, all the investors came in at the same time and at the same price. And they have the same timeline.

High sample rate of our results. We have to do quarterly read outs, Wall Street earnings calls. I think about this one like my kids. When they were little, we would drive up to Orlando and every five minutes the question was: “Are we there yet?” Every quarter, it is twelve short weeks and they want to know what happened.

The alternative to that in a private world is long term view with increased responsibility and accountability. I want to be really, really clear. We don't get a free pass. The quarterly cadence was just sort of how public companies operate. It is true in a private world, part of the reason that you look to do something that is because if you want to make a big bet, that's, you know, twelve, eighteen, twenty-four, thirty-six months away, you have buy-in and flexibility to do that.

But guess what? When you do that, that means that without quarterly check-ins, like that, what you can typically do with wall street, it actually increases our responsibility. It makes accountability even higher, which, I mean, quite frankly, I say that so that you kind of hear it, but that's awesome. We would welcome that. Billy Jean said it best. Pressure is a privilege. You know when you're under that kind of pressure, it is because you're onto something really big and you have a really huge potential.

So, that's when the pressure is there, pressure is a privilege. So, we welcome that and we thrive on it. So  that is precisely what we're up to. And I'm really excited.

***
Slides from PDIS All Team Meeting
February 20, 2019

Monday, Feb. 4, 2019

The New York Times

Equity Firm Buys Ultimate Software for $11 Billion

THE WALL STREET JOURNAL.

MARKETS | DEALS

Investor Group Buys Ultimate Software for $11 Billion

Private-equity firm Hellman & Friedman leads acquisition of company that makes human-resources products

 Monday, Feb. 4, 2019

 Focus on building a great business…to last    …this is a good thing!  *This transaction is subject to a stockholder vote and must go through the standard regulatory procedures.

 So you want to start a company?    Raise money    Raise more money    This thing could work…    IPO    Life is good, growing fast!    The reality of Wall Street sets in    Going private  If only we had more $$$

 “Growth Equity firms invest in well-run, growing businesses with proven business models and solid management teams looking to continue driving the business.”  https://pulse.venerocapital.com/understanding-the-difference-between-growth-equity-and-venture-capital-a4a6adc22902

 What is the difference?(using engineering terms)      PUBLIC  PRIVATE  Smart, reasonable investors with lots of “skin in the game” and shared commitments  I/O throttling of big bets / investments to shareholders  Consultative and transparent collaboration with networked and experienced investors  Round-robin scheduling pressure to create value (increased stock price)  All investors in at the same price and on same timeline  High sample rate of our results (“...are we there yet?”)  Long-term view with INCREASED responsibility and accountability  Loosely-coupled commitments to thousands of relatively anonymous shareholders

”

Pressure is a privilege

- Billie Jean King

PDIS 2019 ALL TEAM

 Pressure is a privilege   - Billie Jean King

 ...and we thrive on it!